AMENDMENT

TO

ADMINISTRATIVE AGENCY AGREEMENT

THIS AMENDMENT TO ADMINISTRATIVE AGENCY AGREEMENT (this “Amendment”) is made as of September 7, 2018 by and between BROWN BROTHERS HARRIMAN & CO., a New York limited partnership (the “Administrator”), and USCF ETF TRUST, a Delaware statutory trust (the “Fund”), on behalf of each Portfolio listed on Appendix A to the Agreement and registered with the Securities and Exchange Commission under the Investment Company Act of 1940. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Fund and the Administrator entered into an Administrative Agency Agreement dated as of June 18, 2014 (as amended, modified and/or supplemented to date, the “Agreement”), pursuant to which the Administrator serves as the Fund’s administrative agent; and

WHEREAS, in accordance with the Agreement, the Fund and the Administrator desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Fund and the Administrator agree as follows:

1.           The Agreement is hereby amended by adding the following two bullet-points to the description of “Regulatory Support Services” set forth in Appendix B thereto:

•	Prepare one monthly report on Form N-PORT beginning June 1, 2018 (or such later date as may be applicable under the Fund’s regulatory requirements)
•	Prepare one annual report on Form N-CEN beginning June 1, 2018 (or such later date as may be applicable under the Fund’s regulatory requirements)

2.          As amended hereby, all terms and conditions of the Agreement are hereby ratified and affirmed as of the date hereof and are extended to give effect to the terms hereof. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

3.          This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment or any certificate delivered thereunder.

4.          This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment to Administrative Agency Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Eruch A. Mody
Name:	Eruch A. Mody
Title:	Senior Vice President

USCF ETF TRUST

By:	/s/ John P. Love
Name:	John P. Love
Title:	President
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